SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     Name:            Nakoma Mutual Funds

     Address of Principal Business Office (No. & Street, City, State, Zip Code):

          525 Junction Road, Suite 8600
          Madison, WI 53717

     Telephone Number (including area code):
          Phone (608) 831-8814 Fax (414) 755-1800

     Name and address of agent for service of process:

          Daniel Pickett
          525 Junction Road, Suite 8600
          Madison, WI 53717

     Copy to:

     Steven Lentz
     Faegre & Benson LLP
     2200 Wells Fargo Center
     90 South Seventh Street
     Minneapolis, MN 55402

     Check Appropriate Box:

            Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                     X           Yes                                 No
                -----------                        -----------

                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Madison and State of Wisconsin on the 10th day of March, 2006.

                               NAKOMA MUTUAL FUNDS



                                 By:/s/Daniel Pickett
                                 --------------------
                                 Daniel Pickett


Attest:
/s/Robyn K. Rannow



Name: Robyn K. Rannow
Title: Vice President Operations & Compliance




M1:1292099.01